Exhibit 4.1

FIRST AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This First Amendment to Amended and Restated Rights Agreement, dated as of this 18th day of August, 2006 (this “Amendment”), is between Sizeler Property Investors, Inc., a Maryland corporation (the “Company”), and The Bank of New York, a New York banking corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Amended and Restated Rights Agreement dated as of August 6, 1998 and restated as of August 2, 2005 by and among the Company and the Rights Agent (the “Amended and Restated Rights Agreement”);

WHEREAS, the Company has delivered an appropriate certificate as described in Section 26 of the Amended and Restated Rights Agreement;

WHEREAS, pursuant to Section 26 of the Amended and Restated Rights Agreement, the Company desires and directs the Rights Agent to amend the Amended and Restated Rights Agreement as set forth below; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1. Recitals.

The recitals are hereby incorporated into this Amendment as if hereinafter set forth.

Section 2. Amendments to Section 1.

(a) The first sentence of Section 1(a) of the Amended and Restated Rights Agreement is hereby amended by deleting the word “or” immediately prior to the “(iv)” and adding the following:

“, and (v) each of Acquiror and Merger Sub and each of their Affiliates and Associates shall not be or become an “Acquiring Person” as the result of the execution and delivery of, or the consummation of the transactions set forth in, the Merger Agreement, or any action taken by the Board of Directors of the Company or any committee thereof relating to the Merger (as defined in the Merger Agreement) or any public announcement relating to the Merger.”

(b) Section 1(g) of the Amended and Restated Rights Agreement relating to the definitions of “Beneficial Owner” and “beneficially own” is amended by adding the following at the end thereof:

“Notwithstanding anything contained in this Agreement to the contrary, neither Acquiror and Merger Sub nor any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, nor to beneficially own, any shares of Common Stock of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement.”

(c) Section 1 of the Amended and Restated Rights Agreement is amended by adding the following at the end thereof:

“(tt) The following additional terms have the meanings indicated:

“Acquiror” shall mean Revenue Properties Company Limited, a corporation formed under the laws of Ontario.

“Merger” shall mean the merger of the Company with and into Merger Sub with Merger Sub surviving in accordance with the Maryland General Corporation Law upon the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, to be entered into by and among the Company, Acquiror and Merger Sub.”

“Merger Sub” shall mean Revenue Properties (Sizeler) Inc., a wholly-owned subsidiary of Acquiror and a Maryland corporation.

Section 3. Expiration Date.

Section 7(a) of the Amended and Restated Rights Agreement is hereby amended by deleting in its entirety the following text “(iii) the expiration of the Rights pursuant to Section 13(d) (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).” and replacing it with the following:

“, (iii) the expiration of the Rights pursuant to Section 13(d), or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger; whereupon the Rights shall expire (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

Section 4. New Section 34.

The following is added as a new Section 34 to the Agreement:

“Section 34. Acquiror, Meger Sub, Merger, etc.

Notwithstanding anything in this Agreement to the contrary, none of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall cause (i) Acquiror, Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine, or (iv) a Triggering Event.”

Section 5. New Section 35.

The following is added as a new Section 35 to the Agreement:

“Section 35. Termination Upon Expiration Date.

Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action, this Agreement, the Rights, and the right to exercise the Rights provided for hereunder shall terminate and be of no further force void.”

Section 6. Severability.

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7. Governing Law.

This Amendment shall be deemed to be a contract made under the laws of the State of Maryland (excluding the choice of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

Section 8. Counterparts.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9. Effect of Amendment.

Except as expressly modified herein, the Amended and Restated Rights Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		SIZELER PROPERTY INVESTORS, INC.

/s/ Guy M. Cheramie		By:	/s/ Thomas A. Masilla, Jr.
Name:	Guy M. Cheramie	Name:	Thomas A. Masilla, Jr.
Title:	CFO	Title:	President

Attest:		THE BANK OF NEW YORK

/s/ John I. Sivertsen		By:	/s/ Margaret Villani

Name:	John I. Sivertsen	Name:	Margaret Villani
Title:	Vice President	Title:	Assistant Vice President